EXHIBIT 99.1

                                [SIX FLAGS LOGO]

                     SIX FLAGS REPORTS FIRST QUARTER RESULTS

  Per Capita Revenue Up 13% as Strategy to Diversify Entertainment Offering and
                  Improve Guest Experience Begins to Take Hold

   Quarterly Attendance Impacted by Vacation Calendar and Fewer Operating Days

           Company Announces Agreement to Sell Houston AstroWorld Site

New York, NY - May 8, 2006 - Six Flags, Inc. (NYSE: PKS) today announced operating results for its first quarter ended March 31, 2006. The first quarter historically represents less than 5% of the Company's full-year attendance and revenue.

Total revenue per capita for the quarter increased by $4.13, or 13%, to $37.13, driven by solid double-digit percentage increases in both ticket and in-park per capita spending.

The first quarter 2006 attendance reflects a difficult comparison to the first quarter 2005, which benefited from the Easter vacation period and 19 (or 10%) more park operating days. As a result, first quarter 2006 attendance declined to
1.15 million from 1.50 million in first quarter 2005 (1.48 million excluding the New Orleans park, which will not open in 2006).

Through April 30, 2006, which included the Easter vacation period, attendance had stabilized and total revenues were up approximately 4%, despite 9 fewer park operating days, compared to the same period in 2005.

Total revenues for the quarter were $42.7 million, compared to $49.5 million in 2005, a decrease of $6.8 million. The Company's net loss for the quarter was $241.0 million, compared to a net loss of $178.7 million in the first quarter of 2005. Adjusted EBITDA(1) for the first quarter was a loss of $97.0 million, compared to a loss of $67.8 million in the first quarter of 2005.

----------

(1) See the following tables and Note 2 to those tables for a discussion of EBITDA (Modified), Adjusted EBITDA, and a reconciliation to these amounts from net loss.

Adjusted EBITDA includes approximately $11.6 million of severance and other costs associated with senior management and corporate strategy changes, including a non-cash pension curtailment cost associated with the decision to freeze the Company's defined benefit pension plan ("Management Change Costs"). Adjusted EBITDA excludes the operations of parks in Oklahoma City, Oklahoma; Sacramento, California; and Columbus, Ohio ("Discontinued Operations Parks") which have been classified as discontinued operations due to the Company's intention to dispose of those businesses.(2)

The Company also announced that it has entered into a contract to sell the 104-acre site of AstroWorld in Houston, Texas. The property - which has been cleared of all buildings, rides and structures in anticipation of sale - is being sold for $77 million; the closing date is expected to be early June. The sale is subject to customary closing conditions.

Strategy to Drive Increased Per Capita Revenue Showing Positive Results

"The first quarter results are quite encouraging with respect to our strategy to drive per capita revenue growth," said Mark Shapiro, who was named President and Chief Executive Officer of Six Flags in December 2005. "While volume was down in the first quarter, it was driven by the calendar more than anything else, and it was partly offset by a significant increase in guest spending. Through the end of April, we've seen that volume is stabilizing and revenues have recovered to be up 4% over last year. When you consider that most of our capital intensive attractions have yet to open, we believe this bodes well for the summer months ahead."

"Our strategy to drive revenue growth depends as much on the marketing success of our 45th anniversary and the results of new revenue stream initiatives - Flash Pass, character brunches, parking services, etc. - as it does on good weather. Our turnaround efforts necessitate marketing aggressively to families to broaden our customer base, diversifying in-park entertainment options, and focusing on an improved guest experience - from keeping our parks cleaner, to a more friendly and service-oriented staff."

He added, "However, in no way are we abandoning teens. To underscore our commitment to teens and to reinforce our position as the market leader in that demographic, four new roller coasters go on-line around the same time that skateboard legend Tony Hawk tours our parks this summer."

Mr. Shapiro concluded, "Our previously announced multi-year sponsorship and marketing alliances with Papa John's, and most recently with The Home Depot, have our Corporate Alliance program off and running, providing us with not only sponsorship revenues but also significant marketing value through in-store promotions, ticket sales, and out-of-home advertising. We will continue to partner with smart marketers who are eager to have their products and services in front of the tens of millions of Six Flags guests who spend up to 10 hours per visit in our parks."

----------

(2) Six Flags AstroWorld in Houston, Texas is also classified as a discontinued operation; however, it had no park operations during the quarter as it is in the process of being dismantled in order to sell the underlying land.

First Quarter Results

First quarter 2006 total revenues were $42.7 million, compared to $49.5 million for the first quarter 2005, a decrease of $6.8 million, or 14%. Attendance for the first quarter 2006 was 1.15 million, compared to 1.50 million in the first quarter 2005, which benefited from the Easter vacation period and 19 additional park operating days.

Total revenue per capita increased 13% in the quarter, from $33.00 in 2005 to $37.13 in 2006, as guests spent more across-the-board on admissions, food and beverage, merchandise, games, and parking.

Total costs and expenses, including cost of sales, depreciation, amortization, and stock-based compensation were $192.9 million for the quarter, compared to $157.6 million for the first quarter of 2005, an increase of $35.3 million, or 22%. The increased costs were largely driven by the Management Change Costs ($11.6 million), stock-based compensation ($8.8 million) and anticipated increases in salaries, wages and other expenses primarily associated with additional staffing and services ($14.9 million).

Net loss applicable to common stock in the first quarter 2006 was $246.5 million, or $2.63 per share, compared to a first quarter 2005 loss of $184.2 million, or $1.98 per common share. The increased net loss reflects approximately $158.8 million, or $1.69 per common share, of non-cash costs and other items not directly related to the ongoing operation of the business. Excluding these charges, net loss applicable to common stock would have been $0.94 per common share, compared to $0.91 per common share in first quarter 2005. (See the attached table for a reconciliation from net loss applicable to common stock to net loss from continuing operations before these non-cash and other items.)

Adjusted EBITDA for the first quarter of 2006 was a loss of $97.0 million, compared to a loss of $67.8 million in 2005. Excluding Management Change Costs and including the Discontinued Operations Parks, Adjusted EBITDA for the quarter would have been a loss of $87.6 million, compared to a loss of $70.1 million in the first quarter of 2005.

Outlook

The Company is progressing with the implementation of its new operational strategy and is encouraged by the per capita revenue growth to date, although it remains too early in the season to draw meaningful conclusions as to full-year results.

Consistent with prior guidance, the Company continues to target 2006 revenue growth of 8-9%, with that growth primarily coming from per capita spending. Operating costs and expenses, excluding non-cash costs, Management Change Costs, and including the Discontinued Operations Parks, are expected to increase by approximately $45 million. These increased costs are an integral part of new management's strategy, which is intended to drive enhanced guest satisfaction, resulting in higher per capita spending and greater attendance, particularly among families.

Based on the above revenue and cost growth targets, the Company is maintaining its 2006 guidance of Adjusted EBITDA of $340 million, excluding Management Change Costs and including the Discontinued Operations Parks.

Business Developments

In addition to announcing the agreement to sell the Houston AstroWorld site, the Company has also had several other developments since the end of the first quarter:

o To further enhance the guest experience, the Company's top priority this year, Six Flags is making its tickets and season passes more easily available via AOL CityGuide, one of the most visited local entertainment guides on the Web. Six Flags guests now can visit http://www.aolcityguide.com, type in "Six Flags" in the AOL CityGuide search window, and purchase Print-at-Home tickets to any Six Flags park in the U.S.

o Six Flags has reached a supply, marketing and sponsorship agreement in principle with The Home Depot, which will become exclusive supplier of commercial improvement, building supply, construction and repair and maintenance products to Six Flags parks across North America. The agreement in principle provides for extensive co-marketing opportunities in Home Depot stores and Six Flags theme parks: Six Flags tickets will be sold at Home Depot stores nationwide, Six Flags will receive an annual sponsorship fee and a range of promotional opportunities, Six Flags will receive preferential pricing for the materials to construct and maintain its parks, and Six Flags and The Home Depot will jointly construct several KaBOOM! playgrounds for kids in cities near Six Flags parks.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company. Founded in 1961, Six Flags is celebrating its 45th Anniversary in 2006. It is a publicly-traded corporation (NYSE: PKS) headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the caption "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on Six Flags' website http://www.sixflags.com.

Contact:

Wendy Goldberg - (212) 652-9393 - wgoldberg@sftp.com

                                 Six Flags, Inc.
                     Quarters Ended March 31, 2006 and 2005
                    (In Thousands, Except Per Share Amounts)

Statement of Operations  (1)             Quarter Ended March 31,
                                         ------------------------
                                            2006          2005
                                         ----------    ----------
Revenue                                  $   42,698    $   49,541

Costs and expenses (including stock
  based compensation of $9,063 in 2006
  and $288 in 2005)                         156,621       122,939
Depreciation                                 36,074        34,484
Amortization                                    219           223
                                         ----------    ----------
Loss from operations                       (150,216)     (108,105)
                                         ----------    ----------
Interest expense (net)                       47,800        44,762
Minority interest in loss                    (8,977)       (6,563)
Equity in operations of partnerships            128            --
Early repurchase of debt                         --        19,303
Other expense                                19,034         2,901
                                         ----------    ----------
Loss from continuing operations
  before income taxes                      (208,201)     (168,508)
Income tax (expense)                           (167)         (955)
                                         ----------    ----------
Loss from continuing operations
  before discontinued operations and
  cumulative effect of a change in
  accounting principle                     (208,368)     (169,463)
Discontinued operations                     (31,641)       (9,256)
                                         ----------    ----------
Loss before cumulative effect of a
 change in accounting principle            (240,009)     (178,719)
Cumulative effect of a change
  in accounting principle                    (1,038)           --
                                         ----------    ----------
Net loss                                 $ (241,047)   $ (178,719)
                                         ==========    ==========
Net loss applicable to common
  stock                                  $ (246,540)   $ (184,212)
                                         ==========    ==========
Per share - basic and diluted:

     Loss from continuing operations     $    (2.28)   $    (1.88)
     Discontinued operations                  (0.34)        (0.10)
     Cumulative effect of a change in
       accounting principle                   (0.01)           --
                                         ----------    ----------
Net loss                                 $    (2.63)   $    (1.98)
                                         ==========    ==========

                               Balance Sheet Data
                                 (In Thousands)

Balance Sheet Data                      March 31, 2006    December 31, 2005
                                        --------------    -----------------
Cash and cash equivalents
  (excluding restricted cash)           $       10,423    $          81,534
Total assets                                 3,393,327            3,491,922

Current portion of long-term debt              207,851              113,601
Long-term debt (excluding current
  portion)                                   2,127,178            2,128,756
Mandatorily redeemable preferred
  stock                                        283,653              283,371
Total Stockholders equity                      451,928              694,208

                                              Quarter Ended March 31,
                                        -----------------------------------
                                             2006               2005
                                        --------------    -----------------
Other Data:
EBITDA (Modified) (2)                   $     (104,860)   $         (73,110)
Adjusted EBITDA (2)                     $      (97,000)   $         (67,767)
Adjusted EBITDA (including
  Frontier City, White Water Bay,
  Wyandot Lake, WaterWorld
  Sacramento, and excluding
  Management Change Costs)              $      (87,569)   $         (70,122)
Average weighted shares
  outstanding - basic and diluted               93,906               93,104
Net cash used in operating activities   $     (112,644)   $         (97,298)

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown (in thousands):

                                       Quarter Ended March 31,
                                       ------------------------
                                          2006          2005
                                       ----------    ----------
Net loss                               $ (241,047)   $ (178,719)
Cumulative effect of a change in
  accounting principle                      1,038            --
Discontinued Operations                    31,641         9,256
Income tax expense                            167           955
Other expense                              19,034         2,901
Early repurchase of debt                       --        19,303
Equity in operations of partnerships          128            --
Minority interest in loss                  (8,977)       (6,563)
Interest expense (net)                     47,800        44,762
Amortization                                  219           223
Depreciation                               36,074        34,484
Stock-based compensation                    9,063           288
                                       ----------    ----------
EBITDA (Modified)                        (104,860)      (73,110)
Third party interest in EBITDA
  of certain parks (3)                      7,860         5,343
                                       ----------    ----------
Adjusted EBITDA                        $  (97,000)   $  (67,767)
                                       ==========    ==========

The following table sets forth a reconciliation of Adjusted EBITDA to Adjusted EBITDA before giving effect to the reclassification of Frontier City, White Water Bay, Wyandot Lake, and WaterWorld Sacramento as Discontinued Operations and the Management Change Costs.

                                       Quarter Ended March 31,
                                       ------------------------
                                          2006          2005
                                       ----------    ----------

Adjusted EBITDA                        $  (97,000)   $  (67,767)
Frontier City                              (1,170)       (1,137)
White Water Bay                              (273)         (329)
Wyandot Lake                                 (487)         (543)
WaterWorld Sacramento                        (235)         (346)
Management Change Costs                    11,596            --
                                       ----------    ----------
Adjusted EBITDA before Discontinued
  Operations reclassification and
  Management Change Costs              $  (87,569)   $  (70,122)
                                       ==========    ==========

The following table sets forth a reconciliation of net loss applicable to common stock to net loss from continuing operations before certain non-cash and other items. (4)

                                                   Quarter Ended March 31,
                                                   ------------------------
                                                      2006          2005
                                                   ----------    ----------
Net Loss applicable to common stock                $ (246,540)   $ (184,212)
Write-off of fixed assets                              19,001         3,362
Early repurchase of debt                                   --        19,303
Discontinued operations                                31,641         9,256
Cumulative effect of change in
  accounting principle                                  1,038            --
Stock-based compensation                                9,063           288
Management Change Costs                                11,596            --
Tax valuation allowance                                86,448        67,246
                                                   ----------    ----------

Sub-total                                             158,787        99,455
                                                   ----------    ----------
Net loss from continuing operations
   before certain non-cash costs and other items   $  (87,753)   $  (84,757)
                                                   ==========    ==========
Per share - basic and diluted:
Net Loss applicable to common stock                $    (2.63)   $    (1.98)
Less: Certain non-cash costs and other
   items                                                (1.69)        (1.07)
                                                   ----------    ----------
Net loss from continuing operations
   before certain non-cash costs and other items   $    (0.94)   $    (0.91)
                                                   ==========    ==========

                                      Notes

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by accounting principles generally acceptable in the United States ("GAAP").

(2) EBITDA (Modified) a non-GAAP measure, is defined as net loss before discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), minority interest in earnings (losses), interest expense (net), amortization, depreciation, and stock-based compensation. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) minus the interests of third parties in EBITDA of the four parks and one hotel that are less than wholly owned. The Company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, "EBITDA-Based Measures") provide useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA-Based Measures are used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Neither of the EBITDA-Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

(3) Represents interest of third parties in EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Marine World, and the Company's interest in EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark.

(4) The Company's reported results include items of income and expense that the Company believes are typically excluded by securities analysts in their published estimates for the Company's financial results. The Company therefore believes that presentation of net loss from continuing operations before certain non-cash and other items is relevant and useful to investors. Excluded items include non-cash write-off of assets, early repurchases of debt, discontinued operations, cumulative effect of change in accounting principle, stock-based compensation, Management Change Costs and effects of deferred tax asset valuation allowance.

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